UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2016

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36571 (Commission File Number)	20-4827488 (IRS Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421

(Address of principal executive offices, including Zip Code)

(781) 761-4646

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)                                  On July 6, 2016, the Board of Directors (the “Board”) of T2 Biosystems, Inc. (the “Company”) appointed Dr. Joanne Spadoro, Ph. D., to serve as the Company’s Chief Operations Officer, effective upon the date she commences employment with the Company, but no later than September 6, 2016 (the “Appointment Date”).  Prior to joining the Company, Dr. Spadoro, 57 years old, was at Immucor from 2010 to March, 2016, her most recent positions being Chief Scientific Officer and Vice President of Worldwide Operations.  Dr. Spadoro received her bachelor’s degree from Douglass College and her Ph.D. in cell biology from the University of Connecticut.

(e)                                  In connection with her appointment, on June 30, 2016, the Company entered into an offer letter agreement with Dr. Spadoro.  Under the terms of Dr. Spadoro’s offer letter agreement, she will receive an initial annual base salary of $350,000 and will be eligible to receive an annual cash bonus award targeted at 45% of her annual base salary (pro-rated for 2016), subject to the attainment of Company and individual performance goals as determined by the Board.  Dr. Spadoro will also be eligible to receive relocation assistance, including reimbursement of certain moving, temporary housing and travel expenses as well as reimbursement of taxes incurred on the relocation assistance, in an amount not to exceed $115,000.  Effective as of the Appointment Date, the Company will grant Dr. Spadoro an option under the Company’s 2014 Incentive Award Plan to purchase 146,600 shares of common stock of the Company at an exercise price per share equal to the stock’s closing price on the NASDAQ market on the grant date.  The option will vest as to 25% of the shares subject to the option on the first anniversary of Dr. Spadoro’s employment start date and as to the remaining shares in substantially equal monthly installments over the following 36 months, subject to Dr. Spadoro’s continued service on the applicable vesting date.  Dr. Spadoro has also entered into a Non-Competition, Non-Disclosure and Invention Assignment Agreement with the Company pursuant to which she has agreed to refrain from disclosing the Company’s confidential information indefinitely and from competing with the Company or soliciting its employees or consultants for 12 months following termination of her employment.

In addition, on July 7, 2016, Dr. Spadoro and the Company entered into a change of control severance letter agreement.  The agreement provides that, if Dr. Spadoro’s employment is terminated by the Company without cause within three months preceding or 12 months following a change of control or by Dr. Spadoro for good reason within 12 months following a change of control (with the terms “cause,” “change of control” and “good reason” defined in the change of control severance letter agreement), Dr. Spadoro will be entitled, subject to her signing and not revoking a general release of claims in the Company’s favor, to receive:

•                  an amount equal to her annual base salary, payable over a 12-month period following her termination,

•                  reimbursement for a portion of the COBRA premiums (based on the then-current cost-sharing rates for active employees) for continued medical coverage for up to 12 months following her termination,

•                  if the termination occurs prior to the first anniversary of her start date, accelerated vesting of the pro-rated portion of her equity awards that would have otherwise vested had she remained employed for one year (with such proration based on the number of months during which she was actually employed) and, after giving effect to such accelerated vesting, accelerated vesting of an additional 25% of her outstanding unvested equity awards, and

•                  if the termination occurs on or after the first anniversary of her start date, full accelerated vesting of all of her outstanding equity awards.

Item 7.01                                         Regulation FD

On July 7, 2016, T2 Biosystems, Inc. (the “Company”) issued a press release in connection with the announcements discussed in Item 5.02 above and Item 8.01 below.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 8.01                                           Other Events

On July 7, 2016, the Company announced its plans to initiate a voluntary recall and replacement of its T2Candida cartridges at certain customer sites. The Company has delayed shipments of new T2Candida cartridges since the last week of the second quarter of 2016 and intends to commence shipping replacement cartridges and replace existing cartridges by no later than the week of July 11, 2016.  The cost of these activities is currently estimated to be less than $750,000, which amount will be incurred as a one-time charge in the second quarter 2016 for recall-related expenses, including inventory impairment.

The Company also announced that it is now expecting to complete the pivotal trial for its T2Bacteria Panel and file with the U.S. Food and Drug Administration (the “FDA”) in mid- 2017.  The Company now hopes to commercially launch its T2Bacteria Panel in the second half of 2017, as opposed to the first half of 2017 as previously disclosed.

The Company has notified the FDA and other health authorities as required and has issued a press release informing consumers of the foregoing.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed.

Exhibit No.	Description

99.1	Press Release dated July 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2016	T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
John McDonough
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued July 7, 2016